Exhibit 99

ORBCOMM COMPLETES $45 MILLION TERM LOAN FINANCING WITH AIG FOR GROWTH CAPITAL

Fort Lee, NJ, January 7, 2013 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company specializing in two-way Machine-to-Machine (M2M) communications, today announced that it completed a debt financing in the form of a five-year term loan through a Senior Secured Note Agreement in the principal amount of $45 million with AIG Asset Management (U.S.), LLC. The five-year term loan has no required principal amortization and a fixed interest rate of 9.5%, payable quarterly, for the life of the loan. Subject to the terms set forth in the Note Agreement, the company may prepay the Notes, in whole or in part, at any time prior to the maturity date.

The company intends to use the proceeds of the AIG financing to facilitate growth opportunities such as new services, product offerings, geographic distribution and potential acquisitions into key vertical markets. The proceeds will also provide a capital expenditure cushion.

“We are pleased to have additional financing available to pursue strategic growth opportunities while at the same time preparing for the launch of our next generation OG2 satellites,” said Marc Eisenberg, Chief Executive Officer. “We plan to use the proceeds of this transaction toward OG2-related growth opportunities, including enhanced products and services. In addition, we will look at further acquisitions within key vertical markets and geographies that will take advantage of the advanced capabilities of our OG2 satellites.”

ORBCOMM anticipates launching the OG2 satellites as the primary mission on two planned Falcon 9 launches, the first in mid-2013 and the second in 2014. The OG2 constellation is specifically designed for ORBCOMM’s customers in key vertical markets such as heavy equipment, transportation, maritime, agriculture, oil & gas, energy & utilities, and government. ORBCOMM’s customers will benefit from the faster communications speeds, improved coverage, increases in allowable message sizes, better power management, and other features that will increase the markets they can serve, while continuing to support the efficient, reliable mission-critical communications available today.

The company will use some of the proceeds to repay existing debt of $3.5 million incurred with the StarTrak acquisition. As part of the Agreement, the company will terminate the existing $20 million credit facility with its satellite vendor Sierra Nevada Corporation that was available under the OG2 satellite development program, and can obtain additional financing through a revolving working capital facility with other lenders for up to $15 million in the form of inventory and accounts receivable borrowing based loans.

Sagent Advisors, LLC advised ORBCOMM on the financing. Milbank, Tweed, Hadley & McCloy LLP acted as legal advisor to ORBCOMM.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, specializing in Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, and Hyundai Heavy Industries, Asset Intelligence (a subsidiary of I.D. Systems, Inc.), Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine and homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is an innovator and leading provider of solution services for the refrigerated and transportation markets. Under its ReeferTrak,® GenTrak,TM and CargoWatch TM brands, the Company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated and transportation assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to ORBCOMM’s plans, objectives and expectations for future events and include statements about ORBCOMM’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the ORBCOMM’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond ORBCOMM’s control, that may cause ORBCOMM’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in ORBCOMM’s Annual Report on Form 10-K for the year ended December 31, 2011, and other documents, on file with the Securities and Exchange Commission. ORBCOMM undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Robert Costantini	Jennifer Stroud
Chief Financial Officer	Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
costantini.robert@orbcomm.com	jcl@abmac.com

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